Exhibit 99.1

PRESS RELEASE

1155 Valley Street, Suite 400, Seattle, Washington 98109-4426 • Telephone: (206) 624-8100 Fax: (206) 624-1645

Contact:	Release Number: 05-14

Bob Blauvelt

(206) 652-3786

bobb@shurgard.com

SHURGARD STORAGE TO DONATE SPACE, SUPPLIES TO CHARITIES PROVIDING

DISASTER RELIEF

SEATTLE, WASHINGTON, September 2, 2005… Shurgard Storage Centers, Inc., a leading operator of self-storage facilities throughout the United Stores and Europe, announced today that it will offer storage space and packing supplies at no cost to qualifying organizations providing disaster relief to victims of Hurricane Katrina. While the Shurgard centers nearest the devastation are in Texas, northern Mississippi, and Georgia, charities throughout the United States can use the donated space as collection and staging points for consolidating supplies before they’re shipped to assist with the relief efforts.

Shurgard has made free storage space available to charitable organizations since 2000 when the company introduced its Storing For Hope program. The program awards space to qualifying charities for a maximum of six months, utilizing vacant storage units at Shurgard facilities. Since the program’s inception, more than 300 charities have taken advantage of the donated space.

In announcing the expansion of the Storing For Hope program to Katrina disaster relief, Shurgard Chairman and CEO, Chuck Barbo noted that, “We are fortunate that our storage centers in the Southeast sustained virtually no damage. Our hearts go out to everyone who was affected by this terrible hurricane and we want to do what we can to lessen the suffering of our fellow citizens.” Barbo also announced that the company would match Shurgard employees’ contributions to disaster relief funds on a dollar for dollar basis.

Nonprofit organizations interested in applying for free storage should contact their local Shurgard store. Locations and driving directions can be found on www.shurgard.com.

About Shurgard Storage Centers, Inc.

Shurgard Storage Centers, Inc. is a real estate investment trust headquartered in Seattle, Washington. Shurgard specializes in all aspects of the self-storage industry and operates a network of over 640 storage centers located throughout the United States and Europe.